UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): December 19, 2005
INTERPHASE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Texas
(State or Other Jurisdiction of Incorporation)

0-13071	75-1549797
(Commission File Number)	(IRS Employer Identification No.)

2901 North Dallas Parkway, Suite 200, Plano, Texas (Address of Principal Executive Offices)	75093 (Zip Code)
(214) 654-5000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(C))

Item 1.01	Entry into a Material Definitive Agreement.
On December 19, 2005, Thomas N. Tipton, Jr., the Company’s interim Chief Financial Officer and Vice President of Finance since August 29, 2005, has been appointed as the Company’s Chief Financial Officer and Vice President of Finance. Pursuant to his appointment, the Company entered into an employment agreement with Mr. Tipton, effective December 19, 2005, which states that he will receive a base salary of $150,000 per year and may be eligible for an annual bonus for fiscal year 2006 of $30,000 based upon the Company’s executive bonus plan as approved by the Compensation Committee of the Board of Directors. In addition, Mr. Tipton will receive 10,000 shares of restricted stock granted under the Company’s 2004 Long-Term Stock Incentive Plan. Mr. Tipton’s employment agreement permits the Company to terminate him without further compensation for cause. If the Company terminates Mr. Tipton without cause, he will receive an amount equal to six months severance pay based on his base salary at the time of termination.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Thomas N. Tipton, Jr., the Company’s interim Chief Financial Officer and Vice President of Finance since August 29, 2005, has been appointed as the Company’s Chief Financial Officer and Vice President of Finance, effective December 19, 2005. Mr. Tipton, 31, joined the Company in January of 2000 as Financial Planning and Analysis Manager and had served as Corporate Controller and Director of Finance since December of 2000 prior to his appointment as interim Chief Financial Officer and Vice President of Finance. Prior to joining Interphase, Mr. Tipton served in various positions in the Assurance and Business Advisory Practice of Arthur Andersen LLP.
A discussion of the material terms and conditions of Mr. Tipton’s employment agreement is referenced above in Item 1.01.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
     Exhibit 99.1 — Press Release Dated December 21, 2005
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHASE CORPORATION
(Registrant)

Plano, Texas	By:	/s/ Gregory B. Kalush

Date: December 21, 2005
President and Chief Executive Officer